UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant To Section 13 or 15 (d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)—April 13, 2005

THE RESTAURANT COMPANY

(Exact name of registrant as specified in its charter)

Delaware	333-57925	62-1254388
(State or other jurisdiction of	(Commission File Number	(I.R.S. Employer Identification No.)
incorporation or organization)

6075 Poplar Ave., Suite 800
Memphis, TN 38119
(Address of principal executive offices)

Registrant’s telephone number, including area code: (901) 766-6400

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement

     On April 13, 2005, The Restaurant Company (the “Company”) entered into a commitment letter (“Commitment”) with a subsidiary of Trustreet Properties, Inc. (“Trustreet”) pursuant to which the Company will sell to Trustreet and simultaneously lease back from Trustreet up to 68 of the Company’s owned properties which are currently operated by the Company as “Perkins Restaurant and Bakery” restaurants (each, a “Property” and collectively, the “Properties”). The sale and lease back of each Property is conditioned on, among other things, the negotiation and execution by Trustreet and the Company of mutually agreeable definitive purchase and lease agreements, each on the terms specified in the Commitment. The aggregate purchase price for the Properties will be $137,500,000.00, and the lease agreements will each have terms of between 17 and 20 years with two successive ten-year renewal options. The Company currently expects to close the transactions contemplated in the Commitment no more than 60 days after the execution of the Commitment.

     The Company currently expects to use the net proceeds from the sale of the Properties along with other monies provided by the Company to effect the covenant defeasance and subsequent redemption of (i) all of the Company’s outstanding 10.125% Unsecured Senior Notes under the indenture dated as of December 22, 1997, among Perkins Family Restaurants, L.P., Perkins Finance Corp. (to which the Company is successor in interest) and State Street Bank and Trust Company, as Trustee, and (ii) all of the Company’s outstanding 11.25% Senior Discount Notes under the indenture dated as of May 18, 1998, between the Company and State Street Bank and Trust Company, as Trustee.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE RESTAURANT COMPANY
By:	/s/ Michael P. Donahoe
Michael P. Donahoe
Executive Vice President and Chief Financial Officer

Date: April 19, 2005